Exhibit 99.1


      The Bon-Ton Stores, Inc. Announces Second Quarter Results;
           Earnings Per Share Improved from the Prior Year


    YORK, Pa.--(BUSINESS WIRE)--Aug. 21, 2003--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported results for the second quarter ended August 2, 2003.

    Income

    The Company reported income of $858,000, or $0.06 per share, for the second quarter of fiscal 2003, compared to a net loss of $1.6 million, or $0.10 per share, for the second quarter of fiscal 2002. For the six months ended August 2, 2003, the Company reported a net loss of $2.1 million, or $0.14 per share, versus a net loss of $5.9 million, or $0.39 per share, reported for the comparable period last year.

    Sales

    As previously announced, second quarter total sales decreased 0.5% to $153.1 million from $153.9 million reported in the prior year. Comparable store sales increased 0.2%. Year-to-date total sales for fiscal 2003 decreased 3.3% to $294.2 million from $304.4 million for the same period last year. Comparable store sales decreased 2.7%.

    Gross Margin/Inventory

    The gross margin rate in the second quarter of fiscal 2003 decreased 0.5 percentage point to 37.1% versus 37.6% reported for the same period last year. Year-to-date gross margin increased by 1.5 percentage points to 37.0% versus 35.5% in the prior year. The increase in the year-to-date gross margin rate and dollars was principally due to the accelerated recognition of markdowns implemented in the first quarter of 2002 and a reduction in the inventory shrinkage accrual rate in 2003. Year-to-date gross margin dollars increased $950,000 as compared to prior year period. At the end of the second quarter, ending inventory at retail decreased 1.3% compared to last year.

    Selling, General and Administrative Expenses

    The selling, general and administrative (SG&A) expense rate in the second quarter declined 2.5 percentage points to 32.4% of sales, compared to 34.9% of sales for the same period last year. SG&A expenses decreased $4.1 million from the prior year period. A gain on the sale of our Harrisburg distribution center of $930,000 pre-tax, or $0.04 per share, is included in the reduction of SG&A expense. The year-to-date SG&A expense rate was even with the prior year period, with a favorable variance of $3.4 million to last year.

    Comments

    James H. Baireuther, Vice Chairman and Chief Administrative Officer, commented, "We are pleased with our earnings for the second quarter of 2003. Although second quarter sales were virtually flat with last year, we were able to control operating expenses, keep inventory levels in line with plan and offer our customer value with broad assortments of fresh, new merchandise. The earnings improvement also reflects a gain on the sale of our Harrisburg distribution center and lower interest expense. Our balance sheet remains strong as debt decreased $4.5 million compared to the same period last year."
    As previously announced, The Bon-Ton submitted a proposal to acquire The Elder-Beerman Stores Corp. (Nasdaq:EBSC) that provides for a combination of the two companies in which all Elder-Beerman shareholders would receive $7.00 per share in cash for their common stock. Elder-Beerman and The Bon-Ton have entered into a confidentiality agreement under which Bon-Ton and its representatives are in the process of conducting due diligence.
    The Company's quarterly conference call to discuss second quarter 2003 results will be broadcast live over the Internet on August 21, 2003 at 10:00 a.m. Eastern Time. To access the call, please visit the investor relations section of the Company's website at www.bonton.com. An online archive of the broadcast will be available within one hour after the conclusion of the call.
    The Bon-Ton Stores, Inc. operates 72 department stores in targeted markets in Pennsylvania, New York, Maryland, New Jersey, Connecticut, Massachusetts, New Hampshire, Vermont and West Virginia. The stores carry a broad assortment of quality, brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings.

    Statements made in this press release, other than statements of historical information, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, the Company's presence in and dependence on limited geographic markets, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.



               THE BON-TON STORES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS

                              THIRTEEN               TWENTY-SIX
                             WEEKS ENDED             WEEKS ENDED
                       ----------------------- -----------------------
(In thousands except
 share and per share
 data)                   August 2,   August 3,   August 2,   August 3,
(Unaudited)                2003        2002        2003        2002
---------------------------------------------- -----------------------

Net sales                $153,128    $153,890    $294,239    $304,407
Other income, net             564         553       1,090       1,087
                       ----------------------- ----------- -----------
                          153,692     154,443     295,329     305,494
                       ----------------------- ----------- -----------
Costs and expenses:
   Costs of merchandise
    sold                   96,311      95,959     185,238     196,356
   Selling, general and
    administrative         49,594      53,733     100,974     104,369
   Depreciation and
    amortization            5,123       4,847       9,887       9,904
                       ----------------------- ----------- -----------
Income (loss) from
 operations                 2,664         (96)       (770)     (5,135)
Interest expense, net       1,302       2,399       2,546       4,376
                       ----------------------- ----------- -----------
Income (loss) before
 income taxes               1,362      (2,495)     (3,316)     (9,511)
Income tax provision
 (benefit)                    504        (936)     (1,226)     (3,567)
                       ----------------------- ----------- -----------
Net income (loss)            $858     $(1,559)    $(2,090)    $(5,944)
                       ----------------------- ----------- -----------

Per share amounts --
Basic:
   Net income (loss)        $0.06      $(0.10)     $(0.14)     $(0.39)
                       ----------------------- ----------- -----------

Basic weighted average
 shares outstanding    14,997,502  15,237,911  15,015,424  15,260,464

Diluted:
   Net Income (loss)        $0.06      $(0.10)     $(0.14)     $(0.39)
                       ----------------------- ----------- -----------

Diluted weighted
 average shares
 outstanding           15,222,031  15,237,911  15,015,424  15,260,464


              THE BON-TON STORES, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                                                August 2,  February 1,
(In thousands except share and per share data)     2003      2003
----------------------------------------------------------------------
Assets                                           (Unaudited)
Current assets:
  Cash and cash equivalents                       $14,798   $16,796
  Trade and other accounts receivable,
   net of allowance for doubtful
   accounts and sales returns of $3,598
   and $3,540 at August 2, 2003 and
   February 1, 2003, respectively                  39,070    46,735
  Merchandise inventories                         156,841   148,618
  Prepaid expenses and other current assets        13,606    12,958
  Deferred income taxes                             2,465     3,205
                                               ---------------------
               Total current assets               226,780   228,312
                                               ---------------------

Property, fixtures and equipment at cost,
  less accumulated depreciation and
  amortization                                    130,235   136,201
Deferred income taxes                                   -     3,980
Goodwill and intangible assets                      9,316     9,511
Other assets                                        4,296     4,019
                                               ---------------------
               Total assets                      $370,627  $382,023
                                               ---------------------

Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable                                $57,944   $53,367
  Accrued payroll and benefits                      9,513    14,037
  Accrued expenses                                 18,268    25,546
  Current portion of long-term debt                   752       715
  Current portion of obligations under capital
   leases                                             262       250
  Income taxes payable                                  -     5,249
                                               ---------------------
               Total current liabilities           86,739    99,164
                                               ---------------------

Long-term debt, less current maturities            63,608    64,194
Obligations under capital leases, less current
 maturities                                           333       468
Deferred income taxes                               4,789         -
Other long-term liabilities                         4,921     5,851
                                               ---------------------
               Total liabilities                  160,390   169,677
                                               ---------------------

Shareholders' equity
  Preferred Stock - authorized 5,000,000 shares
   at $0.01 par value; no shares issued                 -         -
  Common Stock - authorized 40,000,000 shares
   at $0.01 par value; issued and outstanding
   shares of 12,157,546 and 12,200,285 at August
   2, 2003 and February 1, 2003, respectively         125       125
  Class A Common Stock - authorized 20,000,000
   shares at $0.01 par value; issued and
   outstanding shares of 2,989,853 at August 2,
   2003 and February 1, 2003                           30        30
  Treasury stock, at cost - shares of 337,800 and
   277,000 at August 2, 2003 and February 1, 2003,
   respectively                                    (1,387)   (1,132)
  Additional paid-in-capital                      107,484   107,415
  Deferred compensation                              (232)     (222)
  Accumulated other comprehensive income           (1,319)   (1,876)
  Retained earnings                               105,536   108,006
                                               ---------------------
               Total shareholders' equity         210,237   212,346
                                               ---------------------
               Total liabilities and
                shareholders' equity             $370,627  $382,023
                                               ---------------------



    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr, 717-751-3071